Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Volterra Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-118006, 333-123090, 333-141265, 333-149568, 333-157698, 333-165216, 333-172735 and 333-179965) on Form S-8 of Volterra Semiconductor Corporation of our report dated March 6, 2013, with respect to the consolidated balance sheets of Volterra Semiconductor Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Volterra Semiconductor Corporation.

/s/ KPMG LLP

Santa Clara, California

March 6, 2013